THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND IS A "RESTRICTED SECURITY" AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT. THE NOTE MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

FORM OF PROMISSORY NOTE

$ __________	__________, 2011

For value received, the undersigned MUSCLEPHARM CORPORATION (the “Company”) promises to pay to the order of _____________("Holder"), in lawful money of the United States at the  address  of Holder set forth below, the principal sum of  ________________________Thousand Dollars ($____,000.00) on __________________, 2013 (the “Maturity Date”) plus interest at the rate of fifteen percent (15%).  The Note shall be payable in eighteen (18) equal installments of principal and interest in the amount of _________________________________($__________) beginning on ______________________, 2011 and continuing on the first day of each month thereafter.  If a payment on this Note shall become due on a Saturday, Sunday or public holiday under the laws of the State of Colorado, such payment shall be made on the next succeeding business day.

This Note is subject to the following additional provisions:

1.  $1,000,000 Private Offering.  This Note is one of a series of Notes in the aggregate amount of up to $ 1,000,000 which are being issued in connection with a financing being conducted by the Company.   In this financing,  the Company is attempting to raise up to a maximum of  $1,000,000 in debt financing from accredited investors pursuant to a subscription agreement in a private offering.

2. Sinking Fund.  The Company agrees that it will establish an omnibus account in which shall be deposited all cash from accounts receivable and advances from manufacturers and end-user clients. One account in the omnibus account will be a “segregated account” in which the Company shall deposit of 10% of all cash from manufacturers and end-user clients that comes to the omnibus account.  That Segregated Account will not be used for operating and other expenses, including refunds, and shall be used solely to pay the 15% interest on the notes pro rata among all Note Holders on a monthly basis to the extent that there is cash in the account and if there is any additional cash it will be used to make principal payments on all of the notes on a pro rata basis; provided, however, that any such partial prepayment of principal shall not reduce the amount of interest payable under this Note.  In the event that the Company violates the terms of this provision, the exercise price of the Warrants will be reduced to $.01.

3.  Company Financings.  In the event that the Company completes one or more debt or equity financing of at least $1,000,000 in gross proceeds before the Notes have been paid off, the Company agrees that it will apply 10% of the gross proceeds from each financing toward paying off the Notes and any other notes issued by the Company during __________ and __________ 2011 on a pro rata basis; and in the event that the Company completes any debt or equity financing of at least $5,000,000 before the Notes have been paid off, the Company agrees that it will completely pay all of the Notes off, subject to the terms of Section 5.

4.           Additional terms. Within thirty days of the date of this Note, the Company shall draft a 2011 and 2012 budget and pro forma financials that are in a form which will be submitted to the Company Board of Directors for approval, and determination of performance based compensation for 2011 and 2012. In addition, the Company must produce a signed contract with John H. Bluher as Chief Operating Officer for the Company on or before ____________, 2011.

5.           Prepayment. The Company may prepay this Note at any time after one year from its issuance date upon payment to Holder of an amount equal to five months of interest.

6.       Sale of assets or liquidation of Company.     In the event that the Company sells substantially all of its assets or liquidates the business, the Company agrees to pay the Notes pari passu with all other debt obligations which are evidenced by written instruments.

7. Warrants. Simultaneously with the issuance of this Note, the Company is also issuing to the Holder warrants with 100% coverage to the principal amount of the Note. The warrants will be exercisable at a price equal to  $.015 for a two year period commencing six months after the issuance of the warrant.

8. Default. Immediately upon the occurrence of an "Event of Default" (as defined below), Holder may, at his option, declare immediately due and payable the entire unpaid principal amount of this Note, plus any other amounts payable at the time of such declaration pursuant to this Note. An Event of Default shall be defined as each of the following: (i) failure of Company to make any payment of interest or principal within ten (10) days after the due date; (ii) failure of the Company to perform, in any material respect, any other covenant, term, condition, agreement or obligation of the Company under this Note and such failure shall continue uncured for a period of ten (10) days after written notice from the holder of such failure;  (iii) Company shall admit in writing its inability to pay its debts as they become due, shall make a general assignment for the benefit of creditors or shall file any petition for action for relief under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors; or (iv) an involuntary petition shall be filed against Company under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws of for the relief of, or relating to, debtors unless such petition shall be dismissed or vacated within thirty (30) days of the date thereof.

9. Waiver of Demand, Presentment, etc.  The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

10.   Attorney’s Fees.   If Holder should institute collection efforts, of any nature whatsoever, to attempt to collect  any and all amounts due hereunder upon the default of Company, Company shall be liable to pay to Holder immediately and without demand all reasonable costs and expenses of collection incurred by Holder, including, without limitation, reasonable attorney fees, whether or not suit or other action or proceeding be instituted and specifically including but not limited to collection efforts that may be made through a bankruptcy court.

11. Notices. Any notice or other communication, except for payment hereunder, required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or one day after deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

If to Company:	MUSCLEPHARM CORPORATION
4721 Ironton Street
Denver, CO 80239

If to Holder:

Any payment shall be deemed made upon receipt by Holder.  Holder or Company may change  their  address  for  purposes  of  this  paragraph  by giving  to  the other party notice in conformance with this paragraph of such new address.

12. Counterparts Acceptable.  This Note may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.  Governing Law. This Note shall be construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the day and year first above written.

MUSLCEPHARM CORPORATION.

By:
Brad Pyatt, CEO

ACKNOWLEDGED AND AGREED TO:

"HOLDER"